Life on Earth, Inc. Signs Binding Letter of Intent to Acquire SmartAxiom, Inc.

NEW YORK, New York- March 3, 2021- Life on Earth, Inc. (OTC: LFER, the “Company”), announces today that it has signed a binding Letter of Intent (as disclosed in Form 8-K) to purchase 100% of the issued and outstanding shares in SmartAxiom, Inc. (“SmartAxiom”), including all intellectual property, existing software infrastructure, and current customers. SmartAxiom is a California based IoT cybersecurity software company founded by Amit Biyani, who with his team have decades of experience in embedded system engineering, security, blockchain, data analytics, technology marketing and solution sales, contributing to the success of industry leaders such as Broadcom, Intel, ARM and NXP.

Smart’s Axiom’s software manages and secures IoT systems through patented, lite blockchain technology, running among those devices at the edge of the Internet – enabling them to defend themselves. Upon closing the SmartAxiom acquisition, SmartAxiom will operate as a wholly owned subsidiary of Life On Earth.

Statement from Mr. Mahmood Khan, Chief Executive Officer of Life On Earth, Inc.:
“I am pleased to announce that as my first task as the Company’s new CEO, I have evaluated potential acquisitions to enter into the Cloud Enterprise software, technology based security and IoT Solution space. Having spent decades in the industry, I am very familiar with enterprise cloud applications, and the people necessary to make things happen quickly. Based on what we saw with SmartAxiom and what Amit Biyani, and his team, have been able to achieve in the past few years, I recommended to the board that we acquire SmartAxiom. This acquisition is to jumpstart our entry into the software and technology industry. SmartAxiom has already garnered customer interests and is developing businesses and revenues. We believe that this is the right direction for us versus simply acquiring assets from third parties, that would require additional productization expenses for the Company, in order to generate the first revenue sources. We truly believe that an acquisition of SmartAxiom speeds up our plans by almost a full year. We’re excited about this opportunity for our investors and stakeholders. I will be updating our shareholders with a new corporate deck as well as doing some pod cast interviews, where I will lay out the details of our plans going forward.”

Statement from SmartAxiom Inc founder, Amit Biyani:

“I am very excited to be working with the LFER team. This acquisition will be used to accelerate the productization and deployment of vertical solutions based on our patented blockchain and core technologies – enabling us to better satisfy a broader range of customers and partners more quickly. This will also enable us to realize our vision to be the de facto standard for securing the Internet-of-Things through decentralized blockchain technologies, thus making it all safer, faster and more efficient.”

The SmartAxiom acquisition is subject to a definitive agreement and LFER’s due diligence, the terms, new executive team, and company description of which will be disclosed in Form 8-K upon closing of the transaction.

About Life On Earth, Inc.

Life on Earth, Inc. ("LFER") is a Cloud Enterprise software developer and a provider that enables rapid innovation that keeps the Cloud enterprise operations safe, compliant and manageable. The products were designed to help organizations innovate and modernize legacy systems while minimizing cost and risk of business disruptions and ensure regulatory compliance. For more information, please visit our corporate website - www.lifeonearthinc.com Investors and corporate inquiries, please contact: info@lifeonearthinc.com | (646) 844- 9897

About SmartAxiom, Inc.

SmartAxiom’s software manages and secures IoT devices through patented, lite blockchain technology running among those devices at the edge of the Internet – enabling them to defend themselves. Our peer-to-peer distributed ledgers improve security, latency, reliability and manageability. We uniquely create the first true endpoint-to-cloud blockchain solution, while our IoT Smart Contracts push intelligence to the edge. SmartAxiom technology is proving valuable in many verticals such as smart buildings, manufacturing lines, in vehicles and shipment tracking. It interoperates with enterprise systems such as IBM Blockchain and Microsoft Azure and is proven on many ARM and Intel based microcontrollers such as those from Intel, NXP, Renesas, Marvell, and Broadcom. www.smartaxiom.com

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Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Life on Earth, Inc. its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy.  The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements, including those relating to the Company’s financing being adequate for the Company to develop and market its software products, and to launch its growth and expansion plans, among others, are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Life on Earth, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  No information in this press release should be construed in any way whatsoever as an indication of Life on Earth, Inc.’s future revenues, financial performance or stock price.   More information about the potential factors that could affect the business and financial results is and will be included in Life on Earth, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov.